AMENDMENT 19
This amendment (the "Amendment") between the parties signing below ("Parties") amends the Existing Agreement as of November 6, 2024 (the "Effective Date"):

Term	Means
"Existing Agreement"	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
"ALPS"	ALPS Distributors, Inc.
"Trust"	Principal Exchange-Traded Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Steve Kyllo	By:	/s/ Adam Shaikh
Name:	Steve Kyllo	Name:	Adam Shaikh
Title:	SVP & Director	Title:	VP, Assistant General Counsel

Schedule A to this Amendment Amendments
As of the Effective Date, the Existing Agreement is amended as follows:
1.Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:
APPENDIX A

LIST OF FUNDS1
Effective as of November 6, 2024
Principal Active High Yield ETF Principal Focused Blue Chip ETF Principal International Equity ETF
Principal Investment Grade Corporate Active ETF Principal Quality ETF
Principal Real Estate Active Opportunities ETF Principal Spectrum Preferred Securities Active ETF
Principal Spectrum Tax-Advantaged Dividend Active ETF Principal U.S. Mega-Cap ETF
Principal U.S. Small-Cap ETF Principal Value ETF

ALPS DISTRIBUTORS, INC.		PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Steve Kyllo	By:	/s/ Adam Shaikh
Name:	Steve Kyllo	Name:	Adam Shaikh
Title:	SVP & Director	Title:	VP, Assistant General Counsel

________________________
1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

Schedule B to this Amendment General Terms

1.The Parties' duties and obligations are governed by and limited to the express terms and conditions of this Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.The Parties' duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
2.This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
3.This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.